Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------

For:     MAF Bancorp, Inc.                Contacts:   Jerry A. Weberling, Chief
         55th Street & Holmes Avenue                  Financial Officer
         Clarendon Hills, IL 60514                    Michael J. Janssen, Senior
                                                      Vice President
         www.mafbancorp.com                           (630) 325-7300


            MAF BANCORP REPORTS 46% INCREASE IN THIRD QUARTER RESULTS
                            TO $.86 PER DILUTED SHARE

Clarendon Hills, Illinois, October 21, 2002 - MAF Bancorp, Inc. (MAFB) announced today that earnings per share for the third quarter ended September 30, 2002 totaled $.86 per diluted share, up 45.8% from the $.59 per diluted share reported for the quarter ended September 30, 2001. The earnings per share improvement compared to last year resulted primarily from substantially higher net interest income and increased revenues in all major non-interest income categories including deposit account service fees, real estate development, loan sale gains and investment securities gains. These advances were partially offset by higher amortization expense and impairment of mortgage servicing rights and higher non-interest expenses.

                         THIRD QUARTER 2002 HIGHLIGHTS:

         o Diluted EPS of $.86, up 46% from last year's third quarter, and 26% higher than the June 2002 results;
         o Net interest margin of 3.01%, a 12 basis point improvement on a sequential quarter basis;
         o        Return on equity of 17.3% for the quarter;
         o        Record loan origination volume of $1.1 billion;
         o Deposit account service fees of $5.9 million, a 39% improvement over last year;
         o Loan sale volume of $262 million, generating loan sale gains of $3.9 million;
         o Strong real estate development income of $3.8 million, as the Company neared completion in one development and began development in a new Plainfield, IL project;
         o Company increases diluted EPS estimates for 2002 by $.05 per share to $3.05-$3.10.

Net income for the current quarter totaled $20.6 million, compared to $13.6 million in last year's third quarter. Return on average equity and return on average assets were 17.33% and 1.42%, respectively, in the current quarter compared to 13.60% and 1.05% in last year's third quarter. A decrease in goodwill amortization expense of $647,000 compared to last year added $.03 per diluted share to the current quarter's results and resulted from the implementation of Financial Accounting Standards No. 142 (effective January 1,
2002). On November 30, 2001, the Company completed its acquisition of Mid Town Bancorp in a transaction that was accounted for under the purchase accounting method for financial reporting purposes. As a result, the current period's results, other than per share amounts and ratio analyses, are not generally comparable to the reported results for the corresponding prior year's quarter.

                   NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income for the quarter ended September 30, 2002 increased 26.8% from a year ago, totaling $40.9 million compared to $32.3 million for last year's third quarter. The net interest margin expanded to 3.01% compared to 2.89% for the quarter ended June 30, 2002, and well ahead of last year's third quarter net interest margin of 2.61%. The significant margin expansion during the quarter was primarily due to the Company's success in lowering its funding costs, as general interest rates remained at historically low levels. The Company's cost of interest-bearing liabilities was 3.38% for the quarter, 26 basis points lower than the 3.64% reported for the quarter ended June 30, 2002 and 126 basis points lower than the 4.64% reported in last year's third quarter. The cost of deposits declined to 2.50% for the quarter compared to 2.84% in the second quarter of 2002 and 4.01% for the quarter ended September 30, 2001. The lower deposit costs were principally due to the downward repricing of certificates of deposit and the success the Company has had in gathering and retaining low-cost core deposits.

While asset yields also fell during the quarter, their decline was not as dramatic as the drop in funding costs. The yield on average interest-earning assets declined by 11 basis points to 6.08% compared to 6.19% for the quarter ended June 30, 2002 and 6.88% in last year's third quarter. This decline was due to lower mortgage interest rates driving heavy mortgage loan refinancing activity. Over the past three months, the average yield on the Company's loans receivable balance declined by 17 basis points to 6.46%. But the Bank's strong asset-generation capabilities allowed it to reinvest these loan prepayments in new loans, contributing to the net interest margin increase, while generating substantial loan origination volume and strong loan sale profits.

Average interest-earning assets in the current quarter grew to $5.46 billion, compared to $4.96 billion reported for last year's third quarter and $5.30 billion reported for the quarter ended June 30, 2002. An increase in average loans receivable balances of $171 million during the quarter was the primary contributor to this asset growth. Increases in mortgage-backed securities and investment securities also contributed to the overall increase in interest-earning assets compared to the June 2002 quarter.

                               LENDING PRODUCTION

Loan origination volume totaled $1.1 billion in the current quarter, more than 79% ahead of the $610.9 million reported for the third quarter of last year and a 50% increase on a sequential quarter basis. Historically low mortgage interest rates led to large refinancing volumes. Long-term fixed rate loans remained attractive to consumers and loan sale activity in the quarter was strong, as the Company generally sells fixed-rate loans into the secondary market. The Company currently expects loan origination activity to continue to be strong for the balance of 2002, with corresponding heavy loan sale volumes and strong loan sale profits.

                               NON-INTEREST INCOME

Non-interest income increased to $16.7 million in the current quarter, compared to $10.1 million reported for the quarter ended September 30, 2001, a 65.0% improvement. Increases in deposit account service fees, income from real estate development operations, gains on sales of loans, gains on sales of investment securities and other income were offset in part by higher amortization expense and impairment of mortgage servicing rights.

DEPOSIT ACCOUNT SERVICE FEES. Deposit account service fees totaled $5.9 million for the current quarter, up 38.7% from the $4.2 million reported for last year's third quarter. The continued strong growth in deposit account fee income was driven by fee increases and expansion of the Bank's checking account base through acquisition and internal sales efforts. Checking accounts totaled 152,000 at September 30, 2002, 20% higher than a year ago.

REAL ESTATE DEVELOPMENT OPERATIONS. The Company's real estate development operations made a considerable contribution to earnings, generating $3.8 million of non-interest income in the current quarter. In last year's third quarter, income from real estate development operations totaled $799,000. The Company closed 56 real estate lot sales in its TallGrass of Naperville subdivision, accounting for nearly all of the real estate income in the quarter. Included in these lot totals were closings that had been delayed one quarter pending receipt of a final letter of map revision from the Federal Emergency Management Agency, relating to the remapping of the flood plain area where the lots were located. The final letter of map revision was received during the third quarter. As of September 30, 2002, a total of 65 lots remained in the 952-lot TallGrass subdivision, including 14 that were under contract. The Company has also begun development in its new Shenandoah subdivision in Plainfield, IL. During the quarter, the Company held its first builder lot sale for this 326-lot development, offering 159 lots for sale in the first unit of this development. A total of 89 lots are now under contract and are expected to close in the first half of 2003.

LOAN SALE GAINS AND LOAN SERVICING. Loan sale volume increased modestly to $261.7 million compared to $236.6 million for the third quarter of last year. However, as a result of increased margins on loan sales, gains on sales of mortgage loans increased to $3.9 million in the current quarter compared to $2.7 million a year ago. Increased prepayment rates in the Bank's loans serviced for others portfolio due to higher loan refinancings reduced the value of mortgage servicing rights, resulting in the establishment of an additional $1.2 million impairment reserve on existing mortgage loan servicing rights. In addition to this charge, heavy loan prepayments led to increased amortization expense resulting in $836,000 of loan servicing fee expense, compared to loan servicing fee income of $118,000 last year.

INVESTMENT SECURITIES GAINS AND OTHER INCOME. Gains on sales of investment securities totaled $2.0 million in the current quarter compared to $264,000 in last year's third quarter. The large increase was generated primarily from the sale of $25 million in fixed-rate corporate debt securities during the current period. Other non-interest income increased 18.0% to $2.4 million compared to $2.0 million in the third quarter of last year. The increase is primarily due to higher loan modification fees and income from the Bank's mortgage reinsurance subsidiary, which began operations in late-2001.

                              NON-INTEREST EXPENSE

The ratio of total non-interest expense to average assets was 1.77% for the current quarter, compared to 1.60% in last year's third quarter and 1.73% in the second quarter of 2002. The Company's efficiency ratio, a measure of the amount of expense needed to generate each dollar of revenue, was 46.1% for the current quarter, compared to 49.2% in last year's third quarter and 49.7% for the quarter ended June 30, 2002.

Non-interest expense totaled $25.6 million in the current quarter, compared to $20.7 million reported for the quarter ended September 30, 2001. Compensation and benefits expense totaled $14.7 million in the current quarter, compared to $12.2 million a year ago. This increase was primarily due to increased employee headcount from the Mid Town acquisition and three new branch openings, normal salary increases, higher medical costs and increased loan staffing and commission costs. Occupancy expenses increased by $771,000 in the current quarter compared to last year's third quarter, primarily the result of the additional Mid Town branch locations and other new branch locations opened by the Bank in the past year. Advertising and promotion expenses totaled $1.2 million in the current quarter, up $122,000 from last year's third quarter. Other non-interest expense increased by $1.9 million in the current quarter compared to last year's third quarter. The largest component of this increase was approximately $500,000 in legal and other professional expenses related to the U.S. Department of Justice (DOJ) review of the Company's mortgage lending practices (see August 15, 2002 press release). The Company continues to fully cooperate with the DOJ and is in discussions to resolve this matter. In addition, other legal and professional expenses (unrelated to the DOJ review), higher check losses, postage expenses and loan expenses also factored into the large other expense increase.

Income tax expense totaled $11.4 million in the current quarter, an effective income tax rate of 35.8%, compared to $8.0 million and an effective tax rate of 37.0% for the quarter ended September 30, 2001. The decline in the effective tax rate was primarily due to the decline in non-deductible goodwill amortization expense.
                                 CREDIT QUALITY

Non-performing assets increased during the past three months to $29.6 million, or .50% of total assets, compared to $25.8 million or .45% of total assets at June 30, 2002. A year ago, non-performing assets totaled $19.1 million, or .37% of total assets. The Company did not record a provision for loan losses in the current quarter, and recorded $83,000 of net recoveries during the quarter compared to $11,000 of net charge-offs recorded in the quarter ended September 30, 2001. The Bank's allowance for loan losses was $19.5 million at September 30, 2002, equal to 67% of total non-performing loans, 66% of total non-performing assets and .42% of total loans receivable. At September 30, 2002, 90% of the Company's loan portfolio consisted of loans secured by one-to-four family residential properties, including 9% relating to home equity loans and equity lines of credit. A total of 76% of non-performing assets consisted of loans secured by one-to-four family residential properties and one-to-four family foreclosed real estate.

                             BALANCE SHEET & CAPITAL

Total assets at September 30, 2002, were $5.90 billion, approximately $129 million higher than the level reported at June 30, 2002. The increase resulted primarily from growth in loan balances, which totaled $4.59 billion at September 30, 2002, compared to $4.37 billion three months ago, an increase of $217 million, $80.1 million of which is included in loans held for sale. The growth in loan receivable balances, despite heavy loan refinancings, was attributable to the Company's strong asset generation capabilities. Deposit balances stood at $3.70 billion at September 30, 2002, steady with the level of $3.71 billion reported at June 30, 2002. The Bank continues to be successful in its efforts to grow its core deposits. At September 30, 2002, core deposits, comprised of checking, savings and money market accounts, accounted for 55.5% of total deposits, compared to 51.8% at December 31, 2001. During the current quarter, the Company opened its 34th branch office, located in St. Charles, IL.

Borrowed funds totaled $1.59 billion at September 30, 2002 up from $1.47 billion reported three months earlier, and the primary source of funding for the asset growth in the quarter. Total stockholders' equity increased by $14.7 million over the past three months, totaling $482.1 million at September 30, 2002.

The book value per share at September 30, 2002 was $20.74 and the tangible book value per share was $16.36. During the quarter, there was a $2.7 million after-tax decrease in the market value adjustment for securities held for sale, due to large securities gains realized during the quarter, as well as from market value declines on three floating-rate debt securities. This decrease in value was reflected as a reduction in shareholders' equity. The three debt securities have an aggregate carrying value of $27.7 million and an estimated fair market value of $22.0 million at September 30, 2002. The securities, one of which matures in the fourth quarter of 2002, are currently rated investment grade. Two of the securities are collateralized by various airline industry assets and the third security is a collateralized bond obligation. The market values of these securities are being negatively impacted by the difficulties in the airline industry and high yield market and the dramatic widening of corporate bond spreads.

The Company previously announced a 500,000 share repurchase plan during the third quarter of 2001 of which 466,200 shares are remaining under the authorization. During the current quarter, the Company did not repurchase any shares of its common stock. The Bank's tangible, core and risk-based capital percentages of 6.48%, 6.48% and 11.33%, respectively, at September 30, 2002 exceeded all minimum regulatory capital requirements.

              RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2002

Diluted earnings per share expanded by 25.7% in the current nine-month period compared to last year, totaling $2.25 versus $1.79 last year. For the nine months ended September 30, 2002, net income totaled $53.4 million compared to $41.6 million in last year's comparable period, an increase of 28.3%. Return on equity for the nine months ended September 30, 2002 was 15.52% compared to 14.06% for the nine months ended September 30, 2001. Net interest income improved by $18.4 million year-over-year, or approximately 19.0% as the net interest margin expanded to 2.88% compared to 2.61% for the first nine months of 2001.

Gains on sales of loans totaled $8.9 million in the current nine-month period, $3.6 million higher than the results from the nine months ended September 30, 2001. Deposit account service fees totaled $16.2 million for the nine months ended September 30, 2002, 37.9% ahead of the results from last year's comparable period. Income from real estate development operations also advanced in the current nine-month period, totaling $6.8 million, compared to $5.5 million in last year's comparable period. For the current nine-month period, loan servicing fee expense and impairment writedowns on the loan servicing portfolio totaled $2.4 million, compared to a loss of $747,000 for last year's comparable period. Overall, total non-interest income increased by $11.5 million, or 37.7%.

Non-interest expense totaled $73.8 million in the current nine-month period, up 21.1% from the $60.9 million reported for the nine months ended September 30, 2001. Compensation expense totaled $43.7 million in the current period compared to $35.2 million last year, the result of increases in salaries and benefits costs as well as business expansion factors discussed in the quarter-to-quarter comparison and expenses in the business banking division, which began operations during 2001. Occupancy expenses and other non-interest expenses also showed large year-over-year increases, for reasons cited in the discussion of the third quarter's results. Goodwill amortization expense declined by $1.9 million in the current nine-month period, resulting in a savings of $.08 per share from adoption of SFAS No. 142. The efficiency ratio for the current nine-month period was 48.0% compared to 48.3% for the nine months ended September 30, 2001.

                         OUTLOOK FOR THE BALANCE OF 2002

Management increased its previously announced expectation for earnings per share for 2002 by $.05 per diluted share. Under its new estimate, the Company expects 2002 earnings to be in the range of $3.05-$3.10 per diluted share, or an increase of 19%-21% over 2001. For the quarter ending December 31, 2002, management currently expects to report results in the range of $.80-$.85 per diluted share, including income from real estate operations of $3.0-$3.3 million.

The Company's projections for the remainder of 2002 assume moderate balance sheet growth and a modestly flatter yield curve. Management expects that the net interest margin will likely drop back into the 2.85%-2.92% range over the next quarter or two as the continued refinance activity results in payoffs of higher-yielding assets. The Company expects to report continued strong growth in fee income and loan sale profits in the fourth quarter of 2002. The projections also assume housing and mortgage activity in the Bank's markets will remain strong and credit quality will remain good.

MAF Bancorp is the parent company of Mid America Bank, a federally chartered stock savings bank. The Bank operates a network of 34 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.


                           Forward-Looking Information
                           ---------------------------

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "plan," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. Factors which could have a material adverse effect on operations and could affect management's outlook or future prospects of the Company and its subsidiaries include, but are not limited to, unanticipated changes in interest rates, deteriorating economic conditions which could result in increased delinquencies in the Company's loan portfolio, legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in the Company's market area, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

                       MAF BANCORP, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)


                                                                      THREE MONTHS ENDED        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,            SEPTEMBER 30,
                                                                       2002         2001         2002       2001
                                                                       ----         ----         ----       ----
                                                                           (UNAUDITED)              (UNAUDITED)
Interest income                                                       $82,966       85,301       246,404    262,355
Interest expense                                                       42,026       53,010       131,363    165,715
                                                                      -------       ------       -------    -------
   Net interest income                                                 40,940       32,291       115,041     96,640
Provision for loan losses                                                   -            -             -          -
                                                                      -------       ------       -------    -------
   Net interest income after provision for loan losses                 40,940       32,291       115,041     96,640
Non-interest income:
   Gain (loss) on sale of:
     Loans receivable held for sale                                     3,899        2,678         8,901      5,275
     Mortgage-backed securities                                             -           (2)           39         (2)
     Investment securities                                              2,049          264         3,031        824
     Foreclosed real estate                                                 5           30           156        352
   Income from real estate operations                                   3,791          799         6,848      5,469
   Deposit account service charges                                      5,865        4,230        16,216     11,763
   Loan servicing fee income (expense)                                   (836)         118          (739)         7
   Impairment of mortgage servicing rights                             (1,160)        (539)       (1,650)      (754)
   Brokerage commissions                                                  678          512         1,923      1,694
   Other                                                                2,363        2,002         7,197      5,824
                                                                      -------       ------       -------    -------
     Total non-interest income                                         16,654       10,092        41,922     30,452
Non-interest expense:
   Compensation and benefits                                           14,708       12,173        43,653     35,218
   Office occupancy and equipment                                       2,940        2,169         8,608      6,603
   Advertising and promotion                                            1,173        1,051         3,722      3,398
   Data processing                                                        926          788         2,772      2,298
   Federal deposit insurance premiums                                     161          155           508        457
   Other                                                                5,125        3,268        12,804      9,544
   Amortization of goodwill                                               164          811           490      2,433
   Amortization of core deposit intangibles                               408          319         1,241        978
                                                                      -------       ------       -------    -------
   Total non-interest expense                                          25,605       20,734        73,798     60,929
                                                                      -------       ------       -------    -------
     Income before income taxes                                        31,989       21,649        83,165     66,163
Income taxes                                                           11,438        8,002        29,784     24,558
                                                                      -------       ------       -------    -------
     Net income                                                       $20,551       13,647        53,381     41,605
                                                                      =======       ======       =======    =======
Basic earnings per share                                              $   .88          .61          2.31       1.83
                                                                      =======       ======       =======    =======
Diluted earnings per share                                            $   .86          .59          2.25       1.79
                                                                      =======       ======       =======    =======

                       MAF BANCORP, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in thousands)


                                                                                       SEPTEMBER 30,   DECEMBER 31,
                                                                                           2002             2001
                                                                                           ----             ----
                                                                                       (UNAUDITED)
ASSETS
------

Cash and due from banks                                                                $  117,545            82,540
Interest-bearing deposits                                                                  41,790            29,367
Federal funds sold                                                                         61,306           112,765
                                                                                       ----------         ---------
    Total cash and cash equivalents                                                       220,641           224,672

Investment securities available for sale, at fair value                                   337,129           355,461
Stock in Federal Home Loan Bank of Chicago, at cost                                       167,596           132,081
Mortgage-backed securities available for sale, at fair value                              283,162           142,158
Loans receivable held for sale                                                            132,899           161,105
Loans receivable, net of allowance for losses of $19,458 and $19,607                    4,454,327         4,286,470
Accrued interest receivable                                                                28,594            28,761
Foreclosed real estate                                                                        474             1,405
Real estate held for development or sale                                                   10,834            12,993
Premises and equipment, net                                                                70,607            63,815
Other assets                                                                               94,375            80,448
Goodwill, net of accumulated amortization of $12,970 and $12,480                           94,307            96,851
Core deposit intangibles, net of accumulated amortization of $8,369 and $7,128              7,578             8,819
                                                                                       ----------         ---------
                                                                                       $5,902,523         5,595,039
                                                                                       ==========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities:
   Deposits                                                                            $3,697,269         3,557,997
   Borrowed funds                                                                       1,590,500         1,470,500
   Advances by borrowers for taxes and insurance                                           36,696            38,484
   Accrued expenses and other liabilities                                                  95,920            92,185
                                                                                       ----------         ---------
     Total liabilities                                                                 $5,420,385         5,159,166
                                                                                       ==========         =========
Stockholders' equity:
   Preferred stock, $.01 par value; authorized
      5,000,000 shares; none outstanding                                                        -                 -
   Common stock, $.01 par value;
      80,000,000 shares authorized; 25,420,650 shares issued;
      23,244,936 and 22,982,634 shares outstanding                                            254               254
   Additional paid-in capital                                                             204,654           201,468
   Retained earnings, substantially restricted                                            326,145           286,742
   Stock in Gain Deferral Plan; 223,453 shares                                                511               511
   Accumulated other comprehensive income, net of tax                                       2,791             3,672
   Treasury stock, at cost; 2,399,167 and 2,661,469 shares                                (52,217)          (56,774)
                                                                                       ----------         ---------
       Total stockholders' equity                                                         482,138           435,873
                                                                                       ----------         ---------
                                                                                       $5,902,523         5,595,039
                                                                                       ==========         =========

                       MAF BANCORP, INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
                        (In thousands, except share data)


                                                    SEPTEMBER 30,           DECEMBER 31,            SEPTEMBER 30,
                                                        2002                    2001                    2001
                                                        ----                    ----                    ----
Book value per share                              $     20.74             $     18.97             $     18.16
Tangible book value per share                           16.36                   14.37                   15.24
Stockholders' equity to total assets                     8.17%                   7.79%                   7.80%
Tangible capital ratio (Bank only)                       6.48                    6.44                    6.56
Core capital ratio (Bank only)                           6.48                    6.44                    6.56
Risk-based capital ratio (Bank only)                    11.33                   11.31                   11.65
Common shares outstanding:
    Actual                                         23,244,936              22,982,634              22,481,363
    Basic (weighted average)                       23,230,677              22,649,233              22,510,714
    Diluted (weighted average)                     23,802,527              23,143,828              23,057,391

Non-performing loans                              $    29,094             $    19,451             $    17,745
Non-performing assets                                  29,568                  20,856                  19,110
Allowance for loan losses                              19,458                  19,607                  18,210
Non-performing loans to total loans                       .65%                    .45%                    .43%
Non-performing assets to total assets                     .50                     .37                     .37
Allowance for loan losses to total loans                  .42                     .45                     .44
Mortgage loans serviced for others                $ 1,817,836             $ 1,401,607             $ 1,271,475
Capitalized mortgage servicing rights, net             12,613                  10,531                   9,325


                                                       THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                          SEPTEMBER 30,                      SEPTEMBER 30,
                                                      ---------------------               -------------------
                                                      2002             2001               2002           2001
                                                      ----             ----               ----           ----
Average balance data:
    Total assets                                    $5,793,572      $5,195,162         $5,673,409     $5,179,550
    Loans receivable                                 4,490,578       4,235,471          4,388,229      4,315,726
    Interest-earning assets                          5,462,502       4,961,962          5,346,079      4,950,603
    Deposits                                         3,442,543       2,984,951          3,406,987      2,913,183
    Interest-bearing liabilities                     4,939,402       4,529,166          4,850,964      4,527,079
    Stockholders' equity                               474,318         401,382            458,529        394,501
Performance ratios (annualized):
    Return on average assets                              1.42%           1.05%              1.25%          1.07%
    Return on average equity                             17.33           13.60              15.52          14.06
    Average yield on interest-earning assets              6.08            6.88               6.16           7.07
    Average cost of interest-bearing liabilities          3.38            4.64               3.63           4.90
    Interest rate spread                                  2.70            2.24               2.53           2.17
    Net interest margin                                   3.01            2.61               2.88           2.61
    Average interest-earning assets to average
      interest-bearing liabilities                      110.59%         109.56%            110.21%        109.36%
    Non-interest expense to average assets                1.77            1.60               1.73           1.57
    Non-interest expense to average assets
      and loans serviced for others                       1.35            1.30               1.34           1.32
    Efficiency ratio                                     46.10           49.22              47.95          48.25
Loan originations and purchases                     $1,094,370      $  610,914         $2,498,587     $1,819,749
Loans and mortgage-backed securities sold              261,685         236,580            838,289        736,371
Cash dividends declared per share                          .15             .12                .45            .34
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